                                                                     EXHIBIT 4.2



THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.


                  SERIES C CONVERTIBLE SECURED PROMISSORY NOTE

Date: November 19, 2002                                               $_________


               FOR VALUE RECEIVED, VIROLOGIC, INC., a corporation organized under the laws of the State of Delaware (hereinafter called the "BORROWER" or the "CORPORATION"), hereby promises to pay to the order of ____________________, a ____________________, or registered assigns (individually, the "HOLDER", and collectively with the holders of all other notes of same like and tenor, the "HOLDERS"), the sum of _______________________($_________) on March 19, 2003
(the "SCHEDULED MATURITY DATE"), and to pay interest on the unpaid principal balance hereof at the rate of eight percent (8%) per annum. The principal amount hereof, together with all accrued and unpaid interest thereon, shall be due and payable on the Scheduled Maturity Date. Interest shall accrue on the unpaid principal balance hereof from the date hereof (the "ISSUE DATE") until the same becomes due and payable, whether at maturity, or upon prepayment, repayment, or otherwise. Interest shall be calculated based on a 365 day year and shall be payable in arrears. All payments of principal (to the extent not converted in accordance with the terms hereof) and interest shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Holder shall have given or shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note.

        The term "NOTE" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. This Note is being issued by the Borrower along with similar convertible notes designated as Series C Convertible Secured Promissory Notes (the "OTHER NOTES" and, together with this Note, the "NOTES") pursuant to that certain Exchange Agreement, dated as of the date hereof, between the Borrower and the signatories thereto (the "EXCHANGE AGREEMENT"). The obligations under the Notes are secured as provided in a Security Agreement, dated as of the date hereof, by the Borrower in favor of SDS Merchant Fund, L.P., as collateral agent for the benefit of the Holders of the Notes (the "SECURITY AGREEMENT") and in the Intellectual Property Security Agreement, dated as of the date hereof, by the Borrower in favor of SDS Merchant Fund, L.P., as collateral agent for the benefit of the Holders of the Notes (the

"IP SECURITY AGREEMENT"). The Notes, the Exchange Agreement, the Security Agreement, the IP Security Agreement and the Registration Rights Agreement, dated as of the date hereof, between the Corporation and the parties thereto (the "REGISTRATION RIGHTS AGREEMENT") are collectively referred to herein as the "TRANSACTION DOCUMENTS."


                                    ARTICLE I

                                   PREPAYMENT

        A. Mandatory Prepayment. Upon the occurrence of an Event of Default (as defined below), this Note shall be prepaid by the Borrower in accordance with the provisions of Article V hereof.

        B. Prepayment at Borrower's Option. This Note may not be prepaid at the option of Borrower without the prior written consent of the Holder.


                                   ARTICLE II

                               CERTAIN DEFINITIONS

        The following terms shall have the following meanings:

        A. "CONVERSION AMOUNT" means the outstanding principal amount of this Note (but none of the accrued and unpaid interest thereon) on the Conversion Date.

        B. "CONVERSION DATE" means the date of the Automatic Conversion Trigger Event.

        C. "CONVERSION SHARES" means the shares of Series C Preferred Stock issuable upon conversion of this Note.

        D. "CONVERSION PRICE" means $10,000 per share of Series C Preferred Stock, subject to adjustment as set forth herein.

        E. "EXCESS INTEREST PAYMENT AMOUNT" means an amount equal to the amount by which the Interest Payment Amount exceeds the Premium Payment Amount.

        F. "INTEREST PAYMENT AMOUNT" an amount equal to the amount of all accrued and unpaid interest due on the principal amount of this Note on the Conversion Date.

        G. "PREMIUM PAYMENT AMOUNT" means an amount equal to the amount of all accrued and unpaid Premium (as such term is defined in the Series C Certificate of Designations) due on the Conversion Shares on the Conversion Date.

        H. "SERIES C CERTIFICATE OF DESIGNATIONS" means the Corporation's Certificate of Designation, Preferences and Rights of Series C Preferred Stock, as in effect from time to time.

        I. "SERIES C PREFERRED STOCK" means shares of the Corporation's Series C Convertible Preferred Stock, par value $.001 per share.


                                   ARTICLE III

                                   CONVERSION

        A. Mandatory Conversion. If each of the Authorized Stock Approval (as such term is defined in the Exchange Agreement) and the NASD Rule Approval (as such term is defined in the Exchange Agreement) is obtained on or prior to the Scheduled Maturity Date (the "AUTOMATIC CONVERSION TRIGGER EVENT"), then (i) the principal amount of each of the Notes (but none of the accrued and unpaid interest due thereon), shall be automatically converted into a number of fully paid and nonassessable shares of Series C Preferred Stock (determined in accordance with the formula set forth in Article III.B) and (ii) (A) the Excess Interest Payment Amount shall immediately become due and payable and (B) all other accrued and unpaid interest due on the principal amount of each of the Notes shall be forgiven. The Corporation shall provide immediate written notice to each Holder of an Automatic Conversion Trigger Event and the Corporation and the Holders shall follow the applicable conversion procedures set forth in
Article III.C.

        B. Conversion Formula. The number of shares of Series C Preferred Stock issuable upon payment of the Conversion Price shall be determined in accordance with the following formula:

                                CONVERSION AMOUNT
                                CONVERSION PRICE

        C. Mechanics of Conversion. Upon receipt by the Holder of written notice of an Automatic Conversion Trigger Event, the Holder shall surrender or cause to be surrendered this Note, duly endorsed, as soon as practicable thereafter to the Corporation or the transfer agent. Upon receipt by the Corporation of a facsimile copy of this Note from the Holder, the Corporation shall immediately send, via facsimile, a confirmation to the Holder stating that this Note has been received, the date upon which the Corporation expects to deliver the Series C Preferred Stock issuable upon such conversion and the name and telephone number of a contact person at the Corporation regarding the conversion. The Corporation shall not be obligated to issue shares of Series C Preferred Stock upon a conversion unless either this Note is delivered to the Corporation or the transfer agent as provided above, or the Holder notifies the Corporation or the transfer agent that such certificates have been lost, stolen or destroyed and delivers the documentation to the Corporation required by Article IX.H hereof.

               (i) Delivery of Series C Preferred Stock Upon Conversion. Upon the surrender of this Note pursuant to Paragraph C above, the Corporation shall, no later than the later of (a) the second business day following the Conversion Date and (b) the business day following the date of such surrender (or, in the case of lost, stolen or destroyed certificates, after provision of indemnity pursuant to
Article IX.H), issue and deliver to the Holder or its nominee the number of shares of Series C Preferred Stock issuable upon conversion of the Note. The Corporation shall deliver to the Holder physical certificates representing the Series C Preferred Stock issuable upon conversion.

               (ii) Taxes. The Corporation shall pay any and all taxes which may be imposed upon it with respect to the issuance and delivery of the shares of Series C Preferred Stock upon the conversion of this Note.

               (iii) Fractional Shares. If any conversion of this Note would result in the issuance of a fractional share of Series C Preferred Stock, the Corporation shall issue such fractional share upon such conversion.


                                   ARTICLE IV

                RESERVATION OF SHARES OF SERIES C PREFERRED STOCK

        A. Reserved Amount. On the Issue Date, the Corporation shall reserve 1205 shares of the authorized but unissued shares of Series C Preferred Stock for issuance upon conversion of each of the Notes pursuant to Article III.A thereof and thereafter the number of authorized but unissued shares of Series C Preferred Stock so reserved shall not be decreased and shall at all times be sufficient to provide for the conversion of each of the Notes pursuant to
Article III.A thereof at the then current Conversion Price thereof.

                                    ARTICLE V

                                EVENTS OF DEFAULT

        A. Events of Default. In the event (each of the events described in clauses (i)-(vii) below after expiration of the applicable cure period (if any) being an "EVENT OF DEFAULT"):

               (i) the Corporation fails to pay the principal hereof, and/or the accrued and unpaid interest thereon, when due, whether at maturity, upon acceleration or otherwise;

               (ii) except with respect to matters covered by subparagraph (i) above, as to which such subparagraph shall apply, the Corporation otherwise shall breach any material term hereunder or under the other Transaction Documents, including, without limitation, the representations and warranties contained therein (i.e., in the event of a material breach as of the date such representation and warranty was made) and if such breach is curable, shall fail to cure such breach within 10 business days after the Corporation has been notified thereof in writing by the Holder;

               (iii)  the Corporation shall:

                      (a) sell, convey or dispose of all or substantially all of its assets (the presentation of any such transaction for stockholder approval being conclusive evidence that such transaction involves the sale of all or substantially all of the assets of the Corporation);

                      (b) merge, consolidate or engage in any other business combination with any other entity (other than pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation and other than pursuant to a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged) provided that such merger, consolidation or business combination is required to be reported by the Corporation on a Current Report pursuant to Item 1 of Form 8-K, or any successor form;

                      (c) either (i) fail to pay, when due, or within any applicable grace period, any payment with respect to any indebtedness of the Corporation in excess of $350,000 due to any third party, other than payments contested by the Corporation in good faith, or otherwise breach or violate any agreement for monies owed or owing in an amount in excess of $350,000 which breach or violation permits the other party thereto to declare a default or otherwise accelerate amounts due thereunder, or (ii) suffer to exist any other default or event of default under any agreement binding the Corporation which default or event of default would or is likely to have a material adverse effect on the business, operations, properties, prospects or financial condition of the Corporation;

                      (d) on or prior to the second anniversary of the Issue Date, issue or agree to issue any future equity or equity-linked securities or debt which is convertible into equity or in which there is an equity component, except for any Excluded Issuance (as such term is defined in the Series C Certificate of Designations);

               (iv) the Corporation or any subsidiary of the Corporation shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed;

               (v) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation or any subsidiary of the Corporation, and if instituted against the Corporation or any subsidiary of the Corporation by a third party, shall not be dismissed within 60 days of their initiation, or

               (vi) a Redemption Event (as such term is defined in the Series C Certificate of Designations) shall occur and be continuing under the Series C Certificate of Designations,

               (vii) an Event of Default (as such term is defined in the applicable Transaction Document) shall occur and be continuing under any other Transaction Document,

then, upon the occurrence of any such Event of Default, at the option of each Holder, exercisable in whole or in part at any time and from time to time by delivery of a Default Notice (as defined in Paragraph C below) to the Corporation while such Event of Default continues, the Corporation shall pay the Holders (and upon the occurrence of an Event of Default specified in subparagraphs (iv) and (v) of this Paragraph A, the Corporation shall be required to pay the Holders), in satisfaction of its obligation to pay the outstanding principal amount of the Notes and accrued and unpaid interest thereon, an amount equal to the Default Amount (as defined in Paragraph B below) and such Default Amount, together with all other ancillary amounts payable hereunder, shall immediately become due and payable, all without demand, presentment or notice, all of which are hereby expressly waived, together with all costs, including, without limitation, legal fees and expenses of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity. For the avoidance of doubt, the occurrence of any event described in clauses (i), (iii), (iv), (v), (vi) and (vii) above shall immediately constitute an Event of Default and there shall be no cure period. Upon the Corporation's receipt of any Default Notice hereunder, the Corporation shall immediately (and in any event within one business day following such receipt) deliver a written notice (a "DEFAULT ANNOUNCEMENT") to all Holders of the Notes stating the date upon which the Corporation received such Default Notice and the amount of the Notes covered thereby. Following the delivery of a Default Announcement hereunder, at any time and from time to time, each Holder of the Notes may request (either orally or in writing) information from the Corporation with respect to the instant default (including, but not limited to, the aggregate principal amount outstanding of Notes covered by Default Notices received by the Corporation) and the Corporation shall furnish (either orally or in writing) as soon as practicable such requested information to such requesting Holder.

        B. Definition of Default Amount. The "DEFAULT AMOUNT" with respect to a Note means an amount equal to the aggregate principal amount outstanding of the Notes being paid plus all accrued and unpaid interest thereon through the payment date.

        C. Failure to Pay Default Amounts. If the Corporation fails to pay any Holder the Default Amount with respect to any Note within five business days after its receipt of a notice requiring such repayment (a "DEFAULT NOTICE"), then the Holder of any Note delivering such Default Notice shall be entitled to interest on the Default Amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law from the date on which the Corporation receives the Default Notice until the date of payment of the Default Amount hereunder. In the event the Corporation is not able to repay all of the outstanding Notes subject to Default Notices delivered prior to the date upon which such repayment is to be effected, the Corporation shall repay the outstanding Notes from each Holder pro rata, based on the total amounts due on the Notes at the time of repayment included by such Holder in all Default Notices delivered prior to the date upon which such repayment is to be effected relative to the total amounts due under the Notes at the time of repayment included in all of the Default Notices delivered prior to the date upon which such repayment is to be effected.


                                   ARTICLE VI

                       ADJUSTMENTS TO THE CONVERSION PRICE

        The Conversion Price shall be subject to adjustment from time to time as follows:

        A. Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Series C Preferred Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Series C Preferred Stock is decreased by a reverse stock split, combination or reclassification of shares, or other similar event, the Conversion Price shall be proportionately increased. In such event, the Corporation shall notify the Corporation's transfer agent of such change on or before the effective date thereof.

        B. Adjustment Due to Merger, Consolidation, Etc. If, at any time after the Issue Date, there shall be (i) any reclassification or change of the outstanding shares of Series C Preferred Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Corporation with any other entity (other than a merger in which the Corporation is the surviving or continuing entity and its capital stock is unchanged), (iii) any sale or transfer of all or substantially all of the assets of the Corporation or (iv) any share exchange pursuant to which all of the outstanding shares of Series C Preferred Stock are converted into other securities or property (each of (i) - (iv) above being a "CORPORATE CHANGE"), then appropriate provisions (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) shall be made with respect to the rights and interests of the Holders of the Notes to the end that the economic value of the Notes are in no way diminished by such Corporate Change and that the provisions hereof (including, without limitation, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is not the Corporation, an immediate adjustment of the Conversion Price so that the Conversion Price immediately after the Corporate Change reflects the same relative value as compared to the value of the surviving entity's common stock that existed between the Conversion Price and the value of the Corporation's common stock immediately prior to such Corporate Change) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock or securities thereafter deliverable upon the conversion thereof. The Corporation shall not effect any Corporate Change unless (i) each Holder of the Notes has received written notice of such transaction at least 45 days prior thereto, but in no event later than 15 days prior to the record date for the determination of shareholders entitled to vote with respect thereto, (ii) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument (in form and substance reasonably satisfactory to the Holders of a majority of the principal amount of the Notes then outstanding) the obligations of the Notes and (iii) the Corporation shall have received the prior written consent of the Holders of a majority of the principal amount of the Notes then outstanding. The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Series C Preferred Stock authorized and available for issuance upon conversion of the Notes outstanding as of the date of such transaction, and shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

        C. Adjustment Due to Distribution. If, at any time after the Issue Date, the Corporation shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Series C Preferred Stock as a partial liquidating dividend, by way of return of capital or otherwise (including any dividend or distribution to the Corporation's shareholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary (i.e. a spin-off)) (a "DISTRIBUTION"), then the Holders of the Notes shall be entitled, upon any conversion of the Notes after the date of record for determining shareholders entitled to such Distribution, to receive the amount of such assets which would have been payable to the Holder with respect to the shares of Series C Preferred Stock issuable upon such conversion had such Holder been the holder of such shares of Series C Preferred Stock on the record date for the determination of shareholders entitled to such Distribution.

        D. Purchase Rights. If, at any time after the Issue Date, the Corporation issues any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Series C Preferred Stock or securities exercisable, convertible into or exchangeable for Series C Preferred Stock or rights to purchase stock, warrants, securities or other property (the "PURCHASE RIGHTS") pro rata to the record holders of Series C Preferred Stock, then the Holders of the Notes will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Series C Preferred Stock acquirable upon complete conversion of the Notes immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Series C Preferred Stock are to be determined for the grant, issue or sale of such Purchase Rights.

        E. Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article VI amounting to a more than 5% change in such Conversion Price, the Corporation, at its expense, shall promptly compute such adjustment or readjustment and prepare and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder of the Notes, furnish to such Holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect and
(iii) the number of shares of Series C Preferred Stock and the amount, if any, of other securities or property which at the time would be received upon conversion of any Note.

        F. Other Action Affecting Conversion Price. If the Corporation takes any action affecting the Series C Preferred Stock after the date hereof that would be covered by Article VI.A through D, but for the manner in which such action is taken or structured, which would in any way diminish the value of the Notes, then the Conversion Price shall be adjusted in such manner as the Board of Directors of the Corporation shall in good faith determine to be equitable under the circumstances.


                                   ARTICLE VII

                                 CONSENT RIGHTS

        A. So long as any Notes are outstanding, except as otherwise expressly provided in the Exchange Agreement, the Corporation shall not, in each case without first obtaining the written consent of the Holders of a majority of the then outstanding principal amount of the Notes: (i)(a) redeem, or declare or pay any dividends (whether in cash or stock), or otherwise make any distributions with respect to any class or series of capital stock of the Corporation, except for dividends and distributions payable solely in the capital stock of the Corporation, or (b) prepay any outstanding indebtedness of the Corporation, or (ii) create or sell any securities that rank senior to or pari passu with the Notes.


                                  ARTICLE VIII

                                  MISCELLANEOUS

        A. Failure or Indulgency Not Waiver. No failure or delay on the part of any Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

        B. Notices. Any notices required or permitted to be given under the terms of this Note shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier or confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:

                      If to the Corporation:

                      ViroLogic, Inc.
                      270 East Grand Avenue
                      South San Francisco, California 94080
                      Telephone:  (650) 635-1100
                      Attn: Chief Executive Officer

                      with a copy simultaneously transmitted by like means to (which transmittal shall not constitute notice hereunder):

                      Cooley Godward LLP
                      4401 Eastgate Mall
                      San Diego, California 92121
                      Telephone:  (858) 550-6000

        If to the Holder, to the address set forth under such Holder's name on the signature page to the Exchange Agreement executed by such Holder. Each party shall provide notice to the other parties of any change in address or the address of any transferee of the Note.

        C. Amendment Provision. This Note and any provision hereof may be amended only by an instrument in writing signed by the Corporation and the Holders of a majority of the then outstanding principal amount of the Notes.

        D. Assignability. This Note shall be binding upon the Corporation and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary contained in this Note or the Transaction Documents, this Note may be pledged and all rights of the Holder under this Note may be assigned to any affiliate or to any other person or entity without the consent of the Corporation.

        E. Cost of Collection. If an Event of Default occurs hereunder, the Corporation shall pay the Holder hereof costs of collection, including reasonable attorneys' fees.

        F. Governing Law; Jurisdiction. This Note shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware. The Corporation irrevocably consents to the jurisdiction of the United States federal courts and the state courts located in the State of Delaware in any suit or proceeding based on or arising under this Note and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Corporation irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Corporation further agrees that service of process upon the Corporation mailed by first class mail shall be deemed in every respect effective service of process upon the Corporation in any such suit or proceeding. Nothing herein shall affect the right of any Holder to serve process in any other manner permitted by law. The Corporation agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

        G. Denominations. At the request of the Holder, upon surrender of this Note, the Corporation shall promptly issue new Notes in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $25,000 as the Holder shall request.

        H. Lost or Stolen Notes. Upon receipt by the Corporation of (i) evidence of the loss, theft, destruction or mutilation of any Note and (ii) (y) in the case of loss, theft or destruction, of indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, upon surrender and cancellation of any Note, the Corporation shall execute and deliver a new Note of like tenor and date.

        I. Payment of Cash; Defaults. Whenever the Corporation is required to make any cash payment to a Holder under the Notes (whether a Default Amount or upon prepayment, repayment or otherwise), such cash payment shall be made in U.S. dollars to the Holder within five business days after delivery by such Holder of a notice specifying that the Holder elects to receive such payment in cash and the method (e.g., by check, wire transfer) in which such payment should be made. If such payment is not delivered within such five business day period, such Holder shall thereafter be entitled to interest on the unpaid amount at a per annum rate equal to the lower of twenty-four percent (24%) and the highest interest rate permitted by applicable law until such amount is paid in full to the Holder.

        J. Status as Note Holder. Upon an Automatic Conversion Trigger Event,
(i) the principal amount of the Notes (but none of the accrued and unpaid interest thereon) shall be deemed converted into shares of Series C Preferred Stock as of the Conversion Date and (ii) the Holder's rights as a Holder of such Notes shall cease and terminate, excepting only the right (A) to receive certificates for such shares of Series C Preferred Stock, (B) to receive payment of the Excess Interest Payment Amount, and (C) to exercise any remedies provided herein or otherwise available at law or in equity to such Holder because of a failure by the Corporation to comply with the terms of the Notes.

        K. Remedies Cumulative. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit a Holder's right to pursue actual damages for any failure by the Corporation to comply with the terms of this Note. The Corporation acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Notes and that the remedy at law for any such breach may be inadequate. The Corporation therefore agrees, in the event of any such breach or threatened breach, that the Holders of the Notes shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

        L. Business Day. For purposes of this Note, the term "BUSINESS DAY" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of Delaware are authorized or obligated by law, regulation or executive order to close. If any payment to be made hereunder shall be stated to be or become due on a day which is not a business day, such payment shall be made on the next following business day and such extension of time shall be included in computing interest in connection with such payment.

        M. Certain Waivers. Borrower and each endorser hereby waive presentment, notice of nonpayment or dishonor, protest, notice of protest and all other notices in connection with the delivery, acceptance, performance, default or enforcement of payment of this Note, and hereby waive all notice or right of approval of any extensions, renewals, modifications or forbearances which may be allowed.

        N. JURY TRIAL WAIVER. BORROWER HEREBY WAIVES, AND HOLDER BY ITS ACCEPTANCE HEREOF THEREBY WAIVES, TRIAL BY JURY IN ANY LEGAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATED TO THIS NOTE OR THE RELATIONSHIP EVIDENCED HEREBY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR HOLDER TO ACCEPT AND RELY UPON THIS NOTE.

        O. Severability. If any provision of this Note shall be prohibited or invalid, under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Note.

        P. Maximum Interest Rate. If the effective interest rate on this Note would otherwise violate any applicable usury law, then the interest rate shall be reduced to the maximum permissible rate and any payment received by the Holder in excess of the maximum permissible rate shall be treated as a prepayment of the principal of this Note.

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

        IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer as of the date first written above.


                                        VIROLOGIC, INC.



                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:



        [Signature page to Series C Convertible Secured Promissory Note.]




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